Exhibit 5.1

Letterhead of Patterson Belknap Webb & Tyler LLP

April 11, 2017

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, Connecticut 06813

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,000,000 shares (the “Shares”) of Common Stock, $.0001 par value per Share, of the Company, subject to issuance by the Company upon exercise or settlement of awards granted under the FuelCell Energy, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Plan”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable.

We are qualified to practice law only in the State of New York. We are not qualified and do not express any opinion herein as to the laws of any other jurisdiction, except the federal laws of the United States and, to the extent required by the foregoing opinions, the Delaware General Corporation Law. Otherwise, to the extent this opinion deals with matters governed by or relating to the laws of any State other than New York, we have assumed that such laws are identical to the internal substantive laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, Patterson Belknap Webb & Tyler LLP

By:	/s/ Peter J. Schaeffer
Peter J. Schaeffer